Exhibit 99.1

NEWS RELEASE

Tenet Healthcare Corporation
Headquarters Office
3820 State Street
Santa Barbara, CA  93105
Tel 805.563.6855
Fax 805.563.6871
http://www.tenethealth.com

Contacts:
Media:	Gary Hopkins (805) 563-6885
Investors:	Diana Takvam (805) 563-6883

Tenet Receives Additional DOJ Subpoena
In Medicare Outlier Investigations

Oct. 17, 2003 – Tenet Healthcare Corporation (NYSE: THC) said today it received an additional subpoena from the U.S. Attorney’s Office in Los Angeles that it understands is related to the previously disclosed investigation of Medicare outlier payments to hospitals owned by certain of the company’s subsidiaries.

The subpoena seeks medical and billing records from 1998 to the present for certain identified patients who were treated at two Los Angeles-area facilities owned by Tenet subsidiaries – Tarzana Regional Medical Center and USC University Hospital.  Additionally, the subpoena seeks personnel information concerning certain managers at those facilities during that period, as well as information about the two hospitals’ gross charges for the same time period.

The company said it will continue to cooperate with the Department of Justice regarding this matter.

Tenet Healthcare Corporation, through its subsidiaries, owns and operates 112 acute care hospitals with 27,474 beds and numerous related health care services.  Tenet and its subsidiaries employ approximately 113,526 people serving communities in 16 states.  Tenet’s name reflects its core business philosophy: the importance of shared values among partners - including employees, physicians, insurers and communities - in providing a full spectrum of health care.  Tenet can be found on the World Wide Web at www.tenethealth.com.

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Certain statements in this release may constitute forward-looking statements.  They are based on management’s current expectations and could be affected by numerous factors and are subject to various risks and uncertainties.  Certain of those risks and uncertainties are discussed in the Company’s filings with the Securities and Exchange Commission, including the Company’s transition report on Form 10-K for the 7-month period ended Dec. 31, 2002 and quarterly reports on Form 10-Q.  Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated.  We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.